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                                                                    Exhibit 10.6
                                    TERM NOTE

Amount: $13,069,000                                        Date: January 1, 2002


               FOR VALUE RECEIVED, MERISTAR H&R OPERATING COMPANY, L.P.

("Maker"), a Delaware limited partnership, hereby promises to pay to MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P. or order ("Payee"), at 1010 Wisconsin Avenue, Washington, D.C. 20007, or at such other place as Payee shall from time to time designate, the principal amount of $13,069,000 together with interest on the unpaid principal balance hereof from time to time at the "Interest Rate" (as hereinafter defined).

          1.   Definitions.

          (a) "Revolving Credit Agreement" shall mean that certain Revolving Credit Agreement, dated as of August 3, 1998, as amended by Amendment to Revolving Credit Agreement, dated as of February 29, 2000, and Second Amendment to Revolving Credit Agreement, dated as of January ___, 2002.

          (b) "Senior Credit Agreement" shall mean that certain Senior Secured Credit Agreement, dated as of February 29, 2000, among Payee, Societe Generale, Southwest Agency, as arranger and administrative agent, Citibank/Salomon Smith Barney, as syndication agent, Lehman Brothers, Inc., as documentation agent, and the other lenders party thereto as amended by First Amendment to Senior Secured Credit Agreement, dated as of December 31, 2000, Second Amendment to Senior Secured Credit Agreement, dated as of April 6, 2001 and Third Amendment to Senior Secured Credit Agreement (the "Third Senior Amendment"), dated as of January ___, 2002.

          (c) "Interest Rate" shall mean a per annum rate equal to the lesser of (a) sum of (i) "LIBOR" (as defined in the Revolving Credit Agreement) determined as of the first day of each month during the term of this Note for a one-month period plus (ii) 6.50% and (b) the "Maximum Rate" (as defined in the Revolving Credit Agreement).

          (d) "Maturity Date" shall mean the Maturity Date as defined in the Revolving Credit Agreement.

          2. Payments. (a) Subject to the provisions of Section 2(c) of this Note, Maker shall pay interest to Payee on the outstanding principal amount hereof at the Interest Rate in arrears on the last day of each calendar quarter commencing March 31, 2002 until the Maturity Date.

          (b) Maker shall repay the outstanding principal amount of this Note together with all accrued and unpaid interest thereon on the Maturity Date.

          (c) Maker and Payee acknowledge the provisions of paragraph 18 of the Third Senior Amendment amending clause (f) of Section 6.04 of the Senior Credit Agreement and agree that if Maker is prevented from paying any interest to Payee by virtue of such provisions that such unpaid interest shall accrue and be payable on the Maturity Date or such earlier date on which Maker may be permitted to pay the same pursuant to such provisions.

          3. Prepayment. This Note and the indebtedness hereby evidenced may be prepaid, in whole or in part, together with accrued and unpaid interest thereon at the election of Maker without payment of premium or penalty, upon ten
(10) days prior written notice to Payee.

          4. Default; Acceleration. (a) An "Event of Default" shall occur under this Note if (I) Maker shall to make any payment of interest when due and such failure continues for a period of ten (10) days; (ii)

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Maker shall fail to pay the principal amount of this Note when due; or (iii) any
"Event of Default" shall occur under the Revolving Credit Agreement.

          (b) Upon the occurrence and during the continuance of any Event of Default, Payee shall have the right upon written notice to the Maker to accelerate the repayment of this Note and the indebtedness hereby evidenced.

          5. Default Rate. Upon the occurrence and during the continuance of any Event of Default, the unpaid principal balance of this Note shall bear interest at the lesser of (a) the Interest Rate plus 3% per annum and (b) the Maximum Rate.

          6. Nature of Indebtedness. The indebtedness evidenced by this Note refinances and replaces the amount shown on the September 30, 2001 financial statements of MeriStar Hotels & Resorts, Inc., Maker's parent, as "Due to MeriStar Hospitality Corporation," Payee's parent. The indebtedness evidenced by this Note does not constitute an advance under, or any indebtedness pursuant to, the Revolving Credit Agreement.

          7. Costs. In addition to, and not in lieu of, any other sums otherwise payable to Payee hereunder, Payee shall be entitled to reimbursement from Maker for all reasonable costs, expenses and fees (including reasonable attorney's fees) incurred by Payee in connection with the collection of this Note and/or the indebtedness hereby evidenced.

          8. Waivers. Maker hereby waives presentment, demand, protest, notice of protest and notice of any other kind except for such notice as is expressly provided for hereunder.

          9. Governing Law. This Note shall be governed by the laws of the State of New York.

          10. Amendment; Waivers. No waiver or amendment of this Note may be made other than in writing executed by Payee and Maker.

          11. No Usury. This Note is subject to the express condition that at no time shall Maker be obligated to pay any interest on the principal balance of this Note at a rate in excess of the Maximum Rate. If by the terms of this Note, Maker is obligated to pay interest at a rate in excess of the Maximum Rate, then the Interest Rate or Default Rate, as applicable, shall be deemed immediately reduced to the Maximum Rate and all previous payments in excess of the Maximum Rate shall be deemed to have been payments in reduction of principal and not on account of interest. All sums to be paid to Payee under this Note shall, to the extent permitted by law, be amortized, prorated, allocated and spread over the full term of this Note so that the rate of interest does not exceed the Maximum Rate from time to time in effect.

          IN WITNESS WHEREOF, Maker has executed this Note as of the date first written above.

                        MERISTAR H & R OPERATING COMPANY, L.P.

                        By: MeriStar Hotels & Resorts, Inc., its general partner

                        By: ________________________________________
                            Name:
                            Title: